Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 18, 2012
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended September 30, 2012, net income was $1,479,000, while net income available to common shareholders was a record $1,395,000, or $0.18 per diluted common share. This compared to net income of $1,749,000 and net income available to common shareholders of $1,177,000, or $0.15 per diluted common share for the same period a year ago.

Year-to-date results for the nine months ended September 30, 2012, include net income of $4,292,000 and net income available to common shareholders of $3,925,000, compared to net income of $4,364,000 and net income available to common shareholders of $3,371,000 during the same period last year.

Increased net income available to shareholders corresponds to reductions in preferred stock dividends and accretion. The source of the reductions is two-fold; initially, from the repayment of the Treasury Capital Purchase Program funds in 2011, and more recently, from last quarter’s repayment of $6,750,000, or half, of the outstanding preferred stock related to the Company’s participation in the Small Business Lending Fund.

Net interest income reflected a decrease of $85,000 or 1.3% to $6.25 million for the three months ended September 30, 2012, compared to $6.34 million for the same period last year.  Year-to-date net interest income reflected a similar cumulative decrease of $115,000 from the previous year to $18.7 million.  As the current low rate environment continues to put pressure on loan and investment yields the Company’s net interest margin decreased for the three months ended September 30, 2012 to 4.57%, compared to 4.85% for the same period last year.

Non-interest expense for the quarter and nine month period ended September 30, 2012 totaled $4.5 million and $13.7 million, respectively, and $4.2 million and $13.1 million,

respectively, for the comparable periods in 2011. The year-to-date increase is primarily due to additional staffing and overhead costs associated with two new branch openings last year.

Non-performing assets continue to trend down.  As of September 30, 2012, non-performing assets to total assets are 1.05%, or $6.6 million, compared to 1.50%, or $8.7 million for the same period a year ago.

Loan loss reserves to gross loans as of September 30, 2012 remain solid at 2.05%, down from 2.26% as of September 30, 2011.  The decrease in the loan loss reserve corresponds to charge-offs of non-performing assets. The provision for loan losses during the three months ended September 30, 2012, was $300,000, the same as the last year.

Total assets were $627.8 million at September 30, 2012, an increase of $43.9 million, or 7.5%, from September 30, 2011. The Company’s total deposits were $553.3 million as of September 30, 2012, an increase of $47.8 million, or 9.5% over September 30, 2011.  Gross loans decreased by $2.7 million, to $388.7 million as of September 30, 2012, a decrease of 0.7% from September 30, 2011.

“The continued strength of our financial performance is built on a foundation of excellent customer relationships and strong credit quality,” stated Ron Martin, CEO.  “We continue to focus on our customers and relationship development, knowing that as borrowing confidence is restored, we are ready to meet the lending needs of the community.”

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2012	2012	2012	2011	2011

Net interest income	$6,254	$6,212	$6,264	$6,335	$6,339
Provision for loan losses	300	300	300	300	300
Non-interest income	790	672	831	636	764
Non-interest expense	4,527	4,612	4,597	4,259	4,208
Income before income taxes	2,217	1,972	2,198	2,412	2,595
Provision for income taxes	738	620	737	915	846
Net income	1,479	1,352	1,461	1,497	1,749
Preferred stock dividends and accretion	(84)	(114)	(169)	(168)	(572)
Net income available to common shareholders	$1,395	$1,238	$1,292	$1,329	$1,177

Earnings per common share - basic	0.18	0.16	0.17	0.17	0.15
Earnings per common share - diluted	0.18	0.16	0.17	0.17	0.15
Dividends declared per common share	-	-	-	-	-
Return on average common equity	9.02%	8.37%	8.93%	9.34%	8.44%
Return on average assets	0.97%	0.92%	0.98%	1.00%	1.21%
Net interest margin (1)	4.57%	4.73%	4.67%	4.70%	4.85%
Efficiency ratio (1)	63.11%	65.28%	63.74%	60.06%	58.27%

Capital - Period End
Book value per share	$7.85	$7.63	$7.37	$7.37	$7.26

Credit Quality - Period End
Nonperforming assets/ total assets	1.05%	1.20%	1.12%	1.22%	1.50%
Loan loss reserve/ gross loans	2.05%	2.05%	1.98%	2.17%	2.26%

Period End Balance Sheet
($ in thousands)
Total assets	$627,817	$596,417	$593,513	$612,172	$583,955
Gross loans	388,714	390,515	392,584	396,202	391,379
Nonperforming assets	6,611	7,185	6,656	7,477	8,748
Allowance for loan losses	7,953	8,008	7,792	8,609	8,857
Deposits	553,333	526,407	518,727	536,204	505,505
Common equity	62,075	60,185	58,092	56,902	56,071
Total capital (2)	68,825	66,935	71,592	70,402	69,571

Non-Financial Data
Full-time equivalent staff	123	125	126	128	127
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	7,909,280	7,890,905	7,883,780	7,718,469	7,718,469
Period average - basic	7,750,727	7,728,024	7,722,609	7,705,164	7,705,164
Period average - diluted	7,778,146	7,750,952	7,743,941	7,737,248	7,731,463

Market Ratios
Stock Price	$7.49	$6.96	$7.39	$6.75	$4.05
Price/Earnings	10.49	10.83	11.01	9.87	6.68
Price/Book	0.95	0.91	1.00	0.92	0.56

(1)         Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)         Includes $6.75 million in preferred stock issued to the U.S. Treasury under the SBLF Program.

Prior to 6/30/2012, the amount of preferred stock issued was $13.5 million.

	Nine Months Ended September 30,
	2012	2011

Net interest income	$18,730	$18,845
Provision for loan losses	900	1,200
Non-interest income	2,293	2,115
Non-interest expense	13,736	13,135
Income before income taxes	6,387	6,625
Provision for income taxes	2,095	2,261
Net income	4,292	4,364
Preferred stock dividends and accretion	(367)	(993)
Net income available to common shareholders	$3,925	$3,371

Earnings per common share - basic	0.51	0.44
Earnings per common share - diluted	0.51	0.44
Dividends declared per common share	-	-
Return on average common equity	8.78%	8.43%
Return on average assets	0.96%	1.03%
Net interest margin (1)	4.66%	4.88%
Efficiency ratio (1)	64.04%	61.68%

Capital - Period End
Book value per share	$7.85	$7.26

Credit Quality - Period End
Nonperforming assets/ total assets	1.05%	1.50%
Loan loss reserve/ gross loans	2.05%	2.26%

Period End Balance Sheet
($ in thousands)
Total assets	$627,817	$583,955
Gross loans	388,714	391,379
Nonperforming assets	6,611	8,748
Allowance for loan losses	7,953	8,857
Deposits	553,333	505,505
Common equity	62,075	56,071
Total capital (2)	68,825	69,571

Non-Financial Data
Full-time equivalent staff	123	127
Number of banking offices	14	14

Common Shares outstanding
Period end	7,909,280	7,718,469
Period average - basic	7,733,848	7,710,097
Period average - diluted	7,757,754	7,739,589

Market Ratios
Stock Price	$7.49	$4.05
Price/Earnings	11.08	6.93
Price/Book	0.95	0.56

(1)         Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)         Includes $6.75 million in preferred stock issued to the U.S. Treasury under the SBLF Program.

Prior to 6/30/2012, the amount of preferred stock issued was $13.5 million.